News Release

Bluestone Provides Update on its Special Meeting to Approve Acquisition by Aura

Vancouver, British Columbia, Canada - December 4, 2024 - Bluestone Resources Inc. ("Bluestone" or the "Company") (TSXV:BSR | OTCQB:BBSRF), announced today that it has sent (via courier or electronically), to all registered shareholders (the "Bluestone Shareholders") and optionholders (the "Bluestone Optionholders", and together with the Bluestone Shareholders, "Bluestone Securityholders") its management information circular and related materials (the "Meeting Materials") for its special meeting (the "Meeting") of Bluestone Securityholders to be held on December 19, 2024, in connection with the proposed acquisition by Aura Minerals Inc. ("Aura") (TSX:ORA | B3:AURA33 | OTCQX:ORAAF) announced on October 28, 2024 (the "Transaction" or the "Arrangement").

The Meeting will be held at 10:00 a.m. (Vancouver time) on December 19, 2024, at Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5. At the Meeting, Bluestone Securityholders will be asked to consider and, if deemed advisable, pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve the Arrangement, in accordance with the terms of an arrangement agreement entered into by the Company and Aura on October 25, 2024, as amended, pursuant to which Aura agreed to acquire all of the issued and outstanding common shares of Bluestone (the "Bluestone Shares") by way of a statutory plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia).

The Board unanimously recommends that the Bluestone Securityholders vote FOR the Arrangement Resolution.

Access to Meeting Materials

Bluestone Securityholders should closely review the Meeting Materials to ensure that they are able to cast their vote at and participate in the Meeting. Bluestone Securityholders can access the Meeting Materials under Bluestone's profile at www.sedarplus.ca as well as on Bluestone's website at https://www.bluestoneresources.ca/investors/special-meeting/. The Meeting Materials contain important information regarding the Transaction, how Bluestone Securityholders can participate and vote at the Meeting, the background that led to the Transaction, and the reasons for the unanimous determinations of the special committee of independent directors of the Company as well as the board of directors of the Company (the "Board") that the Transaction is in the best interests of the Company and is fair to Bluestone Shareholders. Bluestone Securityholders should carefully review all of the Meeting Materials as they contain important information concerning the Transaction and the rights and entitlements of Bluestone Securityholders thereunder.

In addition to accessing the Meeting Materials online, any beneficial Bluestone Shareholders who have not received the Meeting Materials are also encouraged to contact the proxy department at their broker or other intermediary (where their shares are held) who can assist them with the voting process, information about attending the Meeting, and making an election for the consideration to be received. Bluestone will also courier a copy of the management information circular to each beneficial Bluestone Shareholder who requests one (please direct any requests for copies of the management information circular to info@bluestoneresources.ca).

To vote, beneficial Bluestone Shareholders must follow the voting instructions provided by the broker or other intermediary to which their Bluestone shares are registered and will need their specific 16-digit control number to vote via www.proxyvote.com. Note that you must vote your common shares by proxy no later than Tuesday, December 17, 2024, at 10:00 a.m. (Vancouver time). Beneficial Bluestone Shareholders who have not duly appointed themselves as proxyholders may attend the Meeting as guests but shall not be able to vote or ask questions. Further information about the consideration to be received and how beneficial Bluestone Shareholders can make their election is set out below under the heading "Transaction Details".

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Final Order Hearing before the Supreme Court of British Columbia

The Arrangement requires the approval of the Supreme Court of British Columbia (the "Court").

On November 18, 2024, Bluestone obtained an interim order (the "Interim Order") from the Supreme Court of British Columbia (the "Court") authorizing the holding of the Meeting and matters relating to the conduct of the Meeting.

Subject to the terms of the Arrangement Agreement and the Interim Order, following the approval of the Arrangement Resolution by Bluestone Securityholders, the Company intends to make an application to the Court for the Final Order. The application for the Final Order is expected to take place on January 6, 2025, at the courthouse at 800 Smithe Street, Vancouver, British Columbia at 9:45 a.m. (Vancouver time) or as soon thereafter as counsel for the Company may be heard, or at any other date and time and by any other method as the Court may direct.

Any Bluestone Securityholder or other interested party who wishes to participate, appear, to be represented, and to present evidence or arguments at the hearing for the Final Order must file and serve a Response to Petition in the form prescribed by the Supreme Court Civil Rules (British Columbia) together with any evidence or materials that such party intends to present to the Court, on or before 4:00 p.m. (Vancouver time) on January 2, 2025. Please note that Bluestone's Management Information Circular incorrectly stated that such deadline was on or before 4:00 p.m. (Vancouver time) on January 6, 2025.

Service of such notice on or before January 2, 2025, at 4:00 p.m. (Vancouver time) shall be effected by service upon the solicitors of the Company: Blake, Cassels & Graydon LLP, Suite 3500 - 1133 Melville Street, Vancouver, British Columbia V6E 4E5, Attention: Alexandra Luchenko. Further information about the Court hearing can be found in the Meeting Materials. Bluestone has also posted specific information about the Court hearing process, including the Notice of Hearing of Petition, under Bluestone's profile at www.sedarplus.ca as well as on Bluestone's website at https://www.bluestoneresources.ca/investors/special-meeting/.

Transaction Details

Pursuant to the Transaction, for each Bluestone Share held, Bluestone Shareholders will be able to elect to receive upfront consideration on closing consisting of either: (i) a cash payment of C$0.287 (the "Cash Consideration"); or (ii) 0.0183 of an Aura common share (the "Share Consideration"), subject to proration; or a combination of both (the "Initial Consideration"). The Initial Consideration will be subject to maximum aggregate Aura shares issuable of 1,393,736 (representing 50% of the upfront consideration). Bluestone Shareholders will also receive a contingent value right providing the holder thereof with the potential to receive a cash payment of up to an aggregate amount of C$0.2120, for each Bluestone Share, payable in three equal annual instalments upon Cerro Blanco achieving commercial production.

In order to make a valid election, registered Bluestone Shareholders must duly complete, execute and return the letter of transmittal and election form enclosed with the Meeting Materials in accordance with the instructions contained therein by 4:30 p.m. (Toronto time) on December 16, 2024. Registered Bluestone Shareholders with shares represented by direct registration system advices may submit their letter of transmittal and election form by email to onlinedeposits@computershare.com. Registered Bluestone Shareholders with shares represented by share certificates or who are required to submit any other required documents in accordance with the instructions contained in the letter of transmittal must complete and deliver their letter of transmittal and election form by registered mail, mail, or courier.

Beneficial Bluestone Shareholders are encouraged to contact their intermediaries and follow the instructions provided by your intermediary to make your election.

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About Bluestone

Bluestone Resources is a Canadian-based precious metals exploration and development company focused on opportunities in Guatemala. The Company's flagship asset is the Cerro Blanco gold project, a near surface mine development project located in Southern Guatemala in the department of Jutiapa. The Company trades under the symbol "BSR" on the TSX Venture Exchange and "BBSRF" on the

OTCQB.

Investor Contact

Peter Hemstead

President, CEO, and Chair of the Board

Phone: +1 604 689 7842

info@bluestoneresources.ca

www.bluestoneresources.ca

Cautionary note regarding forward-looking statements

This news release contains certain "forward-looking information" and "forward-looking statements", as such terms are defined under applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements can be identified by the use of words and phrases such as "plans", "expects" ,"is expected", "budget", "scheduled," "estimates", "forecasts", "intends", "anticipates" or "believes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking statements herein include, but are not limited to, the expected benefits of the Arrangement, statements with respect to the consummation and timing of the Transaction; approval by Bluestone's shareholders; the satisfaction of the conditions precedent of the Transaction; timing, receipt and anticipated effects of court, regulatory and other consents and approvals and the strengths, characteristics and potential of the Transaction. These forward-looking statements are based on current expectations and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond Aura's ability to predict or control and could cause actual results to differ materially from those contained in the forward-looking statements. Specific reference is made to Aura's most recent Annual Information Form on file with certain Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements, which include, without limitation, volatility in the prices of gold, copper and certain other commodities, changes in debt and equity markets, the uncertainties involved in interpreting geological data, increases in costs, environmental compliance and changes in environmental legislation and regulation, interest rate and exchange rate fluctuations, general economic conditions and other risks involved in the mineral exploration and development industry. Readers are cautioned that the foregoing list of exhaustive of the factors that may affect the forward-looking statements.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward- looking factors is not.

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